Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:

                       6 MONTHS
                         ENDED                  YEAR ENDED DECEMBER 31,
                        -------     --------------------------------------------
                        6/30/01     2000      1999      1998      1997      1996
                        -------     ----      ----      ----      ----      ----
Ratio of Earnings to
   Fixed Charges          1.44      5.27      7.41      5.19      6.06      7.47

      For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.


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